The Board of Directors of NewStar Media, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-43527, No. 333-6059, No. 333- 82553, No. 333-67901, and No. 333-59681) on
Form S-3 and registration statement (No. 333-06595) on Form S-8 of NewStar Media Inc. of our report dated April 12, 2000, relating to the consolidated balance sheet of NewStar Media, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-KSB of NewStar Media Inc.


                                                                    /s/ KPMG LLP

                                                                        KPMG LLP

Los Angeles, California
April 12, 2000